Exhibit 16.1

August 19, 2024

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements of Bolt Projects Holdings, Inc. (the “Company”) included under Item 4.01 of its Form 8-K dated August 19, 2024. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on August 13, 2024. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York